FOR IMMEDIATE RELEASE

CHINA MEDIAEXPRESS HOLDINGS, INC. AND STARR INTERNATIONAL COMPANY, INC.
ANNOUNCE $30 MILLION PRIVATE PLACEMENT

Fujian, China – January 15, 2010 – China MediaExpress Holdings, Inc. (“CME”) (NYSE Amex: CCME; CCME.U; CCME.WS), China’s largest television advertising operator on inter-city express buses, and Starr International Company, Inc. (“Starr International”) today announced a definitive agreement for Starr International to make a significant investment in CME. Under the terms of the agreement, Starr International will purchase, in a $30 million private placement, 1,000,000 newly issued shares of CME Series A Convertible Preferred Stock at $30.00 per share, together with 1,545,455 of CME common stock purchase warrants.  CME intends to use the net proceeds of this financing for working capital purposes including internal expansion initiatives and potential mergers and acquisitions.

Zheng Cheng, CME’s Founder and CEO, commented, “With this capital infusion from the sale of the Series A Convertible Preferred Stock, we have an additional $30 million in cash and potentially $10 million from the warrants, to fund our business expansion plans.  In addition to enlarging our market share and geographic coverage through agreements with additional bus operators, we are now exploring possible M&A opportunities.  We are delighted to have Starr International, a respected investment firm with a significant presence in China and the US, as one of our major investors and we are delighted in the firm’s confidence in CME, our business plan and growth prospects.”

Jacky Lam, CME’s CFO added, “We are pleased with the valuation that Starr International offered and appreciate the thoroughness of their validation procedures.  Having worked with them over the past several months on negotiating the terms of the investment, we believe that they have gotten to know CME’s business and management and their decision to proceed is a strong vote of confidence in our business model.”

Mr. L. Scott Greenberg, Director and Executive Vice President of C. V. Starr & Co., Inc. said, “We look forward to a long and mutually beneficial relationship with Mr. Cheng and the excellent team he has built at CME.”

On behalf of Starr International, Mr. John S. Lin, President and CEO of C. V. Starr Investment Advisors (Asia) Limited, said, “We are very excited about our investment in CME, one of the leading players in the out-of-home advertising space in China with strong growth momentum. We believe that CME offers long term value to its investors.”

Transaction Terms
Each of the 1,000,000 shares of Series A Convertible Preferred Stock will be convertible at any time into three shares of CME common stock.  The newly issued warrants will be exercisable at any time into one share of CME common stock at $6.47 for each warrant held.  Concurrently with the closing, certain CME shareholders will transfer an additional 150,000 shares of outstanding CME common stock to Starr International for no additional cash consideration.  The convertible stock, the warrants, the common stock underlying the convertible stock and warrants, as well as the 150,000 shares of CME common stock transferred by certain CME shareholders, will be subject to a six-month lock-up period from the date of closing.  The convertible stock will only be transferable with the consent of the Company, except to affiliates of Starr International.

Completion of the financing is subject to customary conditions, and the parties expect to move expeditiously toward a closing.

About Starr International
Starr International serves as a private financial services holding company that makes investments through direct investments, publicly traded securities and private equity funds with a focus on financial services, real estate, consumer products and services, retail and energy businesses. Starr has made over $500 million investments in China.

About CME
CME, through contractual arrangements with Fujian Fenzhong, an entity majority owned by CME’S former majority shareholder, operates the largest television advertising network on inter-city express buses in China.  While CME has no direct equity ownership in Fujian Fenzhong, through the contractual agreements CME receives the economic benefits of Fujian Fenzhong’s operations. Fujian Fenzhong generates revenue by selling advertisements on its network of television displays installed on over 20,000 express buses originating in fourteen of China’s most prosperous regions, including the five municipalities of Beijing, Shanghai, Guangzhou, Tianjin and Chongqing and nine economically prosperous provinces, namely Guangdong, Jiangsu, Fujian, Sichuan, Hebei, Anhui, Hubei, Shandong and Shanxi which generate more than half of China’s GDP.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”), as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include, but are not limited to statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this report may include, for example, statements about:

•	The Company’s goals and strategies;
•	The Company’s future prospects and market acceptance of its advertising network;
•	The Company’s future business development, financial condition and results of operations;
•	Projected changes in revenues, costs, expense items, profits, earnings, and other estimated financial information;
•	The Company’s ability to manage the growth of its existing advertising network on inter-city express buses and expansion to prospective advertising network on high speed railways;
•	Trends and competition in the out-of-home advertising media market in China;
•	Changes in general economic and business conditions in China; and
•	Chinese laws, regulation and policies, including those applicable to the advertising industry.

CONTACT:	-OR-	INVESTOR RELATIONS:
China MediaExpress		The Equity Group Inc.
Jacky Lam		Lena Cati (212) 836-9611
Chief Financial Officer		lcati@equityny.com
jackylam@mediaexpress.com.hk		Linda Latman (212) 836-9609
llatman@equityny.com